EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No.1 to the Registration Statement on Form S-3 of our report dated February 27, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 8, 2018